For Immediate Release:	Contact: Adam J. Jeamel
January 6, 2015	Vice President, Corporate Communications
United Bank
860-291-3765 ajeamel@bankatunited.com

United Bank Adds Three Leading Commercial Bankers
to their Worcester Commercial Banking Team

(Glastonbury, Conn., January 6, 2015) - William H.W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. (NASDAQ: UBNK) and United Bank of Glastonbury, Conn., today announced that they have recruited and built a team of top bankers from the Worcester area who have the expertise and reputation to make this region a successful and profitable commercial growth market for United Bank.

In addition to the robust team United has in place in Worcester, the Bank added three first-class bankers from Santander, N.A. to join the Worcester Commercial Banking Team and leverage their strong commercial presence to expand the Bank’s market share in that area.

Coming from Santander to United are Tom McGregor, Senior Vice President and Regional Commercial Banking Executive, Mark E. McGwin III, Senior Vice President and Commercial Banking Officer and Todd Mandella, Senior Vice President and Commercial Banking Officer. All three started at United Bank on Monday, January 5.

McGregor will report directly to David C. Paulson, Executive Vice President and Head of Wholesale Banking.

“This seasoned, well-established and highly-regarded team of credit, commercial, business banking and real estate professionals is well-known in the greater Worcester region. They bring with them not only a wealth of experience in C&I, commercial real estate and franchise lending but also an impeccable reputation in the industry and in the community,” said Crawford. “It’s with experienced bankers like them that we’ve been able to recruit, along with the existing bankers we already have on the United Team, who will bolster our targeted growth strategy in all lines of business, particularly when it comes to securing greater commercial market share in Worcester.”

The following commercial bankers joined the United Team this week:

•
Tom McGregor, Senior Vice President and Regional Commercial Banking Executive, brings to United 20 years of commercial banking experience, focusing on commercial and asset-based lending. Most recently, Tom was Senior Vice President and Regional Executive for Santander Bank, N.A. Prior to Santander, McGregor spent over a decade in key leadership roles with Bank of America Merrill Lynch for their Global Commercial Banking division, including Senior Vice President and Senior Client Manager covering the Worcester market. McGregor is also very active in the community where he is a Board member on three local organizations - Mechanics Hall, YOU, Inc. and The Research Bureau. He is a graduate of Boston College.

•
Mark McGwin, Senior Vice President and Commercial Banking Officer, comes to United with more than three decades of diverse experience in the banking industry. He is an experienced senior-level commercial lender with diversified lending, middle market and asset based experience. Before coming to United, McGwin was most recently Senior Vice President and Relationship Manager of Franchise Lending for Santander Bank, N.A., primarily responsible for managing its portfolio of credit exposure to Dunkin’ Donuts franchises. Also at Santander (Sovereign at the time), he was Senior Vice President and Relationship Manager for Middle Market/Asset Based Lending from 2003 to 2011 and held another senior-level position in commercial banking for Century Bank in Massachusetts. He is a graduate of Providence College and President of the Providence College Greater Boston Area Alumni Club.

•
Todd Mandella, Senior Vice President and Commercial Banking Officer, most recently held the position of Vice President, Corporate Banking for Santander Bank, N.A. for the Greater Worcester and Boston area. Prior to Santander,

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Mandella was Vice President of Global Commercial Banking for Bank of America for over 11 years. He earned a Bachelor of Arts degree and a Master of Arts degree in Economics from Trinity College in Hartford, Conn. Mandella lives in Worcester with his two children. He participates in a number of charity events in the Worcester area and is an active coach in youth sports.

These three commercial bankers are joining a very strong, robust team of bankers who cover the Worcester commercial market for United. This team includes Samir Rauf, VP, C&I Credit Officer, Tim Grinham, Business Banking Officer and John Peculis, CRE Credit Officer as well as Jane Loranger, Vice President and Commercial Banking Officer, Lori Kostiw, Vice President-Cash Management and Jill Wardle, Vice President-Cash Management.

“Whenever you build a team like the one we have in Worcester, you can’t help but to be very optimistic of what we will accomplish with their decades of commercial banking expertise in this important market for us. This is a cohesive team of commercial bankers who share the same priorities we are known for at United: attracting new clients and taking care of existing ones we already have strong business relationships with while positioning United as the bank-of-choice in the greater Worcester market. They will make Worcester a commercial growth market for us,” Crawford added.

The Worcester Commercial Banking Team is based at United’s 33 Waldo Street location in Worcester.

About United Bank:
On April 30, 2014, United Bank (established in 1882) and Rockville Bank (established 1858) completed a transformational merger of equals by bringing together two financially strong, independent-minded institutions to create the premier community bank in New England with more than 50 branches in two states and over $5.0 billion in assets.  The new United Bank is a state chartered bank headquartered in Glastonbury Conn. with regional offices throughout Connecticut and Massachusetts. For more information on United Bank, please visit www.bankatunited.com.

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